2000 Westchester Avenue, Purchase, New York 10577 •(914) 701-8000

FOR IMMEDIATE RELEASE
Contacts: Dan Loh (Investors) –(914) 701-8200

Bonnie Rodney (Media) – (914) 701-8580

Atlas Air Worldwide
Reports Fourth-Quarter and Full-Year 2015 Earnings

4Q15 Adjusted Net Income of $39.4 Million, $1.59 per Share
Full-Year Adjusted Net Income of $125.3 Million, $5.01 per Share

4Q15 Reported Net Loss of $37.6 Million, $1.53 per Share
Full-Year Reported Net Income of $7.3 Million, $0.29 per Share
Reported Results Primarily Reflect Previously Disclosed Litigation Settlement

Positioned for Earnings Growth in 2016

PURCHASE, N.Y., February 18, 2016 – Atlas Air Worldwide Holdings, Inc. (Nasdaq: AAWW) today announced adjusted net income attributable to common stockholders of $39.4 million, or $1.59 per diluted share, for the three months ended December 31, 2015, compared with $38.9 million, or $1.55 per diluted share, for the three months ended December 31, 2014.

For the twelve months ended December 31, 2015, our adjusted net income attributable to common stockholders increased to $125.3 million, or $5.01 per diluted share, from $93.4 million, or $3.72 per diluted share, for the twelve months ended December 31, 2014.

Our free cash flow totaled $95.6 million in the fourth quarter of 2015, compared with $97.2 million in the fourth quarter of 2014. For the full year, our free cash flow improved to $326.8 million from $247.8 million in 2014.

“2015 was a great year. We grew earnings substantially, outperforming the airfreight market and delivering adjusted EPS of $5.01, and we positioned Atlas for earnings growth in 2016,” said William J. Flynn, President and Chief Executive Officer.

“We also took actions to strengthen our fleet. We added a tenth 747-8 freighter, increased our CMI operations by four 767s, returned a 747-400BCF to our growing global Charter business, and expanded our Dry Leasing portfolio to include two 767 aircraft that we will also operate on a CMI basis.

“In addition, we refinanced higher-cost debt on two 747-8s and five 747-400 freighters, enabling us to reduce our cost of debt, increase cash flows, enhance adjusted earnings per share, unencumber these 747-400s, and add flexibility to our fleet.

“We will see a full year of benefits from each of these actions in 2016, which position us to surpass 2015 adjusted earnings that included approximately $0.55 to $0.60 per share in the first half driven by the incremental demand we captured related to port congestion on the U.S. West Coast.

“We also expect to benefit from our acquisition of Southern Air Holdings, a premier provider of intercontinental and domestic CMI services, which we expect to close in the next few months.

“The Southern Air transaction, which will be immediately accretive, is strategically compelling and highly complementary. It provides Atlas immediate entry into 777 and 737 aircraft operating platforms, with potential for developing additional business with existing and new customers of both companies. The result will be a more diversified and profitable company offering access to the widest range of modern, efficient aircraft.”

On a reported basis, fourth-quarter 2015 net loss attributable to common stockholders totaled $37.6 million, or $1.53 per diluted share, compared with net income attributable to common stockholders of $41.6 million, or $1.66 per diluted share, in the fourth quarter of 2014. Reported results in the fourth quarter of 2015 were primarily due to charges associated with a previously disclosed litigation settlement.

On a reported basis, full-year 2015 net income attributable to common stockholders totaled $7.3 million, or $0.29 per diluted share, primarily due to charges associated with a previously disclosed litigation settlement. Reported results in 2015 compared with net income attributable to common stockholders of $106.8 million, or $4.25 per diluted share, in 2014.

Fourth-Quarter Results

Fourth-quarter earnings reflected solid peak-season volumes and yields, supported by continued e-commerce growth. In addition, they were driven by our diverse business mix and the ongoing demand for our market-leading aircraft and aviation operating services. We performed a higher-than-expected amount of conditions-based heavy maintenance activity during the quarter, mainly for engine overhauls on 747-400 aircraft. This positions us to continue to take advantage of business opportunities ahead.

ACMI revenues and block-hour volumes during the quarter benefited from an increase in the number of aircraft compared with the fourth quarter of 2014, including four additional 767s operating for DHL in CMI service. Revenue and volume growth during the quarter was partially offset by a lower blended average rate per block hour reflecting the mix impact of increases in CMI flying. As anticipated, segment contribution reflected the impact of transitional crew-training costs associated with our fleet growth initiatives. These were partially offset by a reduction in heavy maintenance expense and lower aircraft ownership costs following the refinancing in 2015 of higher-cost debt related to several of our 747-8F and 747-400F aircraft.

In Charter, lower revenues were primarily driven by the impact of lower fuel prices. Higher block-hour volumes were primarily due to an increase in passenger flying during the quarter. Segment contribution benefited from an improvement in yields excluding fuel; an increase in passenger flying; a reduction in heavy maintenance expense; and a reduction in aircraft ownership costs following the refinancing of higher-cost debt related to our 747-400F aircraft.

Dry Leasing revenue and segment contribution were comparable with results in the fourth quarter of 2014.

Reported results for the fourth quarter of 2015 included an effective income tax rate benefit of 45.9%, reflecting our continued reinvestment of the net earnings of certain foreign subsidiaries outside of the U.S. as well as changes in state taxes.

Cash and Short-Term Investments

At December 31, 2015, our cash, cash equivalents, short-term investments and restricted cash totaled $444.0 million, compared with $330.7 million at December 31, 2014.

The change in position reflected net cash of $372.9 million provided by operating activities; net cash of $165.0 million used for investing activities; and net cash of $80.5 million used for financing activities, which included $568.9 million of debt payments.

Net cash used for investing activities during 2015 primarily related to the purchase of a 747-8F aircraft, two 767-300 passenger aircraft and related freighter conversion costs, and spare engines.

Net cash used for financing activities primarily reflected payments on debt obligations, as we refinanced higher-cost debt with proceeds from lower-cost debt, and for share repurchases, partially offset by proceeds from debt issuance.

Outlook

We begin 2016 with a favorable view about the demand from our customers for our aircraft and services.

We believe the demand we are currently seeing, as well as the benefits we expect from our 2015 fleet initiatives and debt refinancings, provides a foundation for earnings growth this year. In addition, our acquisition of Southern Air is expected to increase our adjusted earnings to low- to mid-single-digit percentage growth over 2015.

Given the inherent seasonality of airfreight demand, we expect the majority of our earnings in 2016 to be generated in the second half. Unlike 2015, which benefited from increased first-half demand driven by U.S. West Coast port congestion, we anticipate that results in 2016 will be more reflective of historical patterns, with approximately 75% of our adjusted EPS occurring in the second half.

In addition, we expect earnings per share in the first quarter of 2016, which is usually the lowest volume-generating and highest maintenance-expense quarter of the year, to be approximately 25% of our first-quarter 2015 adjusted EPS of $1.03. We estimate that about $0.50 of our first-quarter 2015 adjusted EPS related to the port congestion, with another approximately $0.20 from revenue recognized on the return of aircraft.

For the full year, we expect total block hours including the Southern Air transaction to increase more than 20% compared with 2015, with about 75% in ACMI and the balance in Charter. Total block hours in 2016 are also anticipated to reflect additional flying by our tenth 747-8 freighter, which we will operate in Charter until its placement in ACMI, as well as an increase in CMI activity. CMI will be driven by a full year of flying by four 767 aircraft added to our fleet during 2015 and the addition of two other 767 freighters in early 2016.

Results in our Dry Leasing segment will benefit from the addition of two converted 767 freighters to our portfolio, which we will also operate on a CMI basis as noted above.

Including Southern Air, aircraft maintenance expense in 2016 should total approximately $205 million, and depreciation is expected to total approximately $145 million. In addition, we anticipate an effective book income tax rate of approximately 30%. Core capital expenditures, excluding aircraft and engine purchases, are expected to total $50 to $60 million, mainly for spare parts for our fleet.

Conference Call

Management will host a conference call to discuss Atlas Air Worldwide’s fourth-quarter and full-year 2015 financial and operating results at 11:00 a.m. Eastern Time on Thursday, February 18, 2016.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com (click on “Investor Information”, click on “Presentations” and on the link to the fourth-quarter call) or at the following Web address:

http://edge.media-server.com/m/p/5eo2esjd

For those unable to listen to the live call, a replay will be available on the above Web sites following the call. A replay will also be available through February 25 by dialing (855) 859-2056 (domestic) and (404) 537-3406 (international) and using Access Code 41301559#.

About Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with U.S. GAAP, we present certain non-GAAP financial measures to assist in the evaluation of our business performance. These non-GAAP measures include EBITDAR, as adjusted; EBITDA, as adjusted; Direct Contribution; Adjusted Net Income Attributable to Common Stockholders; Adjusted Diluted EPS; and Free Cash Flow, which exclude certain items. These non-GAAP measures may not be comparable to similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

Our management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and in planning and forecasting future periods. We believe that these adjusted measures provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance.

About Atlas Air Worldwide:

Atlas Air Worldwide is a leading global provider of outsourced aircraft and aviation operating services. It is the parent company of Atlas Air, Inc. (Atlas) and Titan Aviation Holdings, Inc. (Titan), and is the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Through Atlas and Polar, Atlas Air Worldwide operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas, Titan and Polar offer a range of outsourced aircraft and aviation operating solutions that include ACMI service – in which customers receive an aircraft, crew, maintenance and insurance on a long-term basis; CMI service – in which customers receive crew, maintenance and insurance but not an aircraft; express network and airport-to-airport cargo service; cargo and passenger charters; and dry leasing of aircraft and engines.

Atlas Air Worldwide’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Atlas Air Worldwide’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of Atlas Air Worldwide and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: costs associated with the acquisition of Southern Air Holdings; failure to achieve expected synergies, accretion and other anticipated benefits of the transaction or to successfully integrate the Southern Air Holdings business; adverse reactions to the acquisition by employees, key customers, including DHL Express, suppliers or competitors of either Atlas Air Worldwide, Southern Air Holdings, or their subsidiaries; our ability to effectively operate the 777 platform or grow the business of Southern Air Holdings; the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; anticipated and future litigation; and other risks and uncertainties set forth from time to time in Atlas Air Worldwide’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the most recent Annual Report on Form 10-K and subsequent reports on Form 10-Q filed by Atlas Air Worldwide with the Securities and Exchange Commission. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, Atlas Air Worldwide is not providing guidance or estimates regarding its anticipated business and financial performance for 2016 or thereafter.

Atlas Air Worldwide assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Operating Revenue
ACMI	$216,120	$209,162	$791,442	$778,091
Charter	228,111	251,214	908,753	906,676
Dry Leasing	23,983	24,448	107,218	100,059
Other	3,863	4,041	15,246	14,372

Total Operating Revenue	$472,077	$488,865	$1,822,659	$1,799,198

Operating Expenses
Salaries, wages and benefits	89,303	81,506	351,372	311,143
Aircraft fuel	71,234	102,987	333,390	404,263
Maintenance, materials and repairs	60,168	59,051	202,337	203,567
Aircraft rent	37,148	35,971	145,031	140,390
Depreciation and amortization	31,987	32,392	128,740	120,793
Travel	30,557	21,501	102,755	79,199
Navigation fees, landing fees and other
rent	27,763	37,770	99,345	131,138
Passenger and ground handling services	21,365	20,714	83,185	86,820
Loss on disposal of aircraft	7	-	1,538	14,679
Special charge	9,783	5,547	17,388	15,114
Other	136,506	31,230	234,073	116,120

Total Operating Expenses	515,821	428,669	1,699,154	1,623,226

Operating Income (Loss)	(43,744)	60,196	123,505	175,972

Non-operating Expenses (Income)
Interest income	(1,601)	(4,446)	(12,554)	(18,480)
Interest expense	25,065	25,475	96,756	104,252
Capitalized interest	(268)	(30)	(1,027)	(453)
Loss on early extinguishment of debt	2,999	-	69,728	-
Gain on investments	—	—	(13,439)	—
Other expense (income), net	(494)	273	1,261	1,104

Total Non-operating Expenses	25,701	21,272	140,725	86,423

Income (loss) before income taxes	(69,445)	38,924	(17,220)	89,549
Income tax (benefit)	(31,863)	(2,720)	(24,506)	(12,678)

Net Income (Loss)	(37,582)	41,644	7,286	102,227
Less: Net income (loss) attributable
to noncontrolling interests	-	-	-	(4,530)

Net Income (Loss) Attributable
to Common Stockholders	$(37,582)	$41,644	$7,286	$106,757

Earnings per share:
Basic	$(1.53)	$1.68	$0.29	$4.26

Diluted	$(1.53)	$1.66	$0.29	$4.25

Weighted average shares:
Basic	24,633	24,807	24,833	25,031

Diluted	24,633	25,018	25,018	25,127

Atlas Air Worldwide Holdings, Inc.
Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

		December 31 ,
		2015	December 31, 2014
Assets
Current Assets
Cash and cash equivalents		$425,950	$298,601
Short-term investments		5,098	17,802
Restricted cash		12,981	14,281
Accounts receivable, net of allowance of $1,247 and $1,658, respectively		164,308	162,092
Prepaid maintenance		6,052	20,806
Prepaid expenses and other current assets		37,548	51,599

Total current assets		651,937	565,181
Property and Equipment
Flight equipment		3,687,248	3,448,791
Ground equipment		58,487	51,418
	Less: accumulated depreciation	(450,217)	(348,036)
Purchase deposits for flight equipment		39,678	20,054

Property and equipment, net		3,335,196	3,172,227
Other Assets
Long-term investments and accrued interest		37,604	120,478
Deposits and other assets		81,183	81,981
Intangible assets, net		58,483	67,410

Total Assets		$4,164,403	$4,007,277

Liabilities and Equity
Current Liabilities
Accounts payable		$93,278	$42,864
Accrued liabilities		293,138	251,594
Current portion of long-term debt[1,2]		161,811	181,193

Total current liabilities		548,227	475,651
Other Liabilities
Long-term debt[1,2]		1,739,496	1,736,747
Deferred taxes		286,928	311,668
Other liabilities		135,569	65,416

Total other liabilities		2,161,993	2,113,831
Commitments and contingencies
Equity
Stockholders’ Equity
	Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued
	Common stock, $0.01 par value; 50,000,000 shares authorized; 28,955,445 and
	28,561,160 shares issued, 24,636,651 and 24,807,718 shares outstanding
	(net of treasury stock), as of December 31, 2015 and December 31,
	2014, respectively	290	286
Additional paid-in-capital		625,244	573,133
Treasury stock, at cost; 4,318,794 and 3,753,442 shares, respectively		(171,844)	(145,322)
Accumulated other comprehensive loss		(6,063)	(9,572)
Retained earnings		1,006,556	999,270

Total equity		1,454,183	1,417,795

Total Liabilities and Equity		$4,164,403	$4,007,277

1 Balance sheet debt at December 31, 2015 totaled $1,901.3 million, including the impact of $49.5 million of unamortized discount and debt issuance costs of $57.3 million.

2 The face value of our debt at December 31, 2015 totaled $2,008.1 million, compared with $2,009.0 million on December 31, 2014.

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	For the Twelve Months Ended
	December 31, 2015	December 31, 2014
Operating Activities:
Net Income Attributable to Common Stockholders	$7,286	$106,757
Net income (loss) attributable to noncontrolling interests	-	(4,530)

Net Income	7,286	102,227
Adjustments to reconcile Net Income to net cash provided by operating activities:
Depreciation and amortization	147,604	138,324
Accretion of debt securities discount	(4,651)	(7,947)
Provision for allowance for doubtful accounts	171	643
Special charge, net of cash payments	16,351	12,013
Loss on early extinguishment of debt	69,728	—
Loss on disposal of aircraft	1,538	14,679
Deferred taxes	(25,898)	(12,714)
Stock-based compensation expense	16,181	13,606
Changes in:
Accounts receivable	2,016	(21,070)
Prepaid expenses, current assets and other assets	23,171	23,605
Accounts payable and accrued liabilities	119,390	9,779

Net cash provided by operating activities	372,887	273,145
Investing Activities:
Capital expenditures	(45,040)	(24,920)
Purchase deposits and payments for flight equipment	(227,048)	(519,399)
Changes in restricted cash	1,300	(7,790)
Proceeds from investments	80,302	3,728
Proceeds from disposal of aircraft	25,441	—

Net cash used for investing activities	(165,045)	(548,381)
Financing Activities:
Proceeds from debt issuance	568,033	572,552
Customer maintenance reserves received	16,148	17,555
Customer maintenance reserves paid	(3,801)	—
Proceeds from sale of warrants	36,290	—
Payment for convertible note hedges	(52,903)	—
Proceeds from stock option exercises	1,193	69
Excess tax benefit from stock-based compensation expense	555	8
Payment of debt issuance costs	(14,509)	(17,117)
Purchase of treasury stock	(26,522)	(19,496)
Payment of debt extinguishment costs	(36,054)	—
Payments of debt	(568,923)	(301,550)

Net cash (used for) provided by financing activities	(80,493)	252,021
Net increase (decrease) in cash and cash equivalents	127,349	(23,215)
Cash and cash equivalents at the beginning of period	298,601	321,816

Cash and cash equivalents at the end of period	$425,950	$298,601

Noncash Investing and Financing Activities:
Acquisition of flight equipment included in Accounts payable and accrued liabilities	$33,294	$29,087

Disposition of aircraft included in Accounts receivable	$-	$5,072

Atlas Air Worldwide Holdings, Inc.
Direct Contribution
(in thousands)
(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Operating Revenue:
ACMI	$216,120	$209,162	$791,442	$778,091
Charter	228,111	251,214	908,753	906,676
Dry Leasing	23,983	24,448	107,218	100,059
Other	3,863	4,041	15,246	14,372
Total Operating Revenue	$472,077	$488,865	$1,822,659	$1,799,198
Direct Contribution:
ACMI	$47,564	$55,382	$185,615	$200,489
Charter	39,834	26,939	124,808	47,245
Dry Leasing	7,931	7,594	42,023	33,224
Total Direct Contribution for Reportable Segments	$95,329	$89,915	$352,446	$280,958
Add back (subtract):
Unallocated income and expenses, net[1]	(151,985)	(45,444)	(294,451)	(161,616)
Loss on early extinguishment of debt	(2,999)	—	(69,728)	—
Gain on investments	—	—	13,439	—
Special charge	(9,783)	(5,547)	(17,388)	(15,114)
Loss on disposal of aircraft	(7)	—	(1,538)	(14,679)
Income (loss) before Income Taxes	(69,445)	38,924	(17,220)	89,549
Add back (subtract):
Interest income	(1,601)	(4,446)	(12,554)	(18,480)
Interest expense	25,065	25,475	96,756	104,252
Capitalized interest	(268)	(30)	(1,027)	(453)
Loss on early extinguishment of debt	2,999	—	69,728	—
Gain on investments	—	—	(13,439)	—
Other expense (income), net	(494)	273	1,261	1,104
Operating Income (Loss)	$(43,744)	$60,196	$123,505	$175,972

Atlas Air Worldwide uses an economic performance metric, Direct Contribution, to show the profitability of each of its segments after allocation of direct ownership costs. Atlas Air Worldwide currently has the following reportable segments: ACMI, Charter, and Dry Leasing. Each segment has different operating and economic characteristics, which are separately reviewed by our chief operating decision maker.

Direct Contribution consists of income (loss) before taxes, excluding special charges, nonrecurring items, losses (gains) on the sale of aircraft, and unallocated fixed costs.

Direct costs include crew costs, maintenance costs, fuel, ground operations, sales costs, aircraft rent, interest expense related to aircraft debt and aircraft depreciation.

Unallocated income and expenses include corporate overhead, nonaircraft depreciation, unallocated interest expense and income, foreign exchange gains and losses, other revenue and other non-operating costs, including unusual items and certain noncash income and expenses.

[1]	During the first quarter of 2015, we revised the methodology for allocating certain unallocated expenses to our segments. Prior period information has been adjusted consistently to reflect this change.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	December 31, 2015	December 31, 2014	Percent Change
Net Income (Loss) Attributable to Common Stockholders	$(37,582)	$41,644	(190.2%)
After-tax impact from:
Noncash expenses and income, net[1]	1,719	77
ETI tax benefit	—	(10,742)
Accrual for legal matters and U.S. class action professional fees	65,911	850
Charges associated with refinancing debt	2,750	—
Special charge[2]	6,635	7,024
Loss on disposal of aircraft	4	—
Adjusted Net Income Attributable to Common Stockholders	$39,437	$38,853	1.5%
Diluted EPS	$(1.51)	$1.66	(191.0%)
After-tax impact from:
Noncash expenses and income, net[1]	0.07	—
ETI tax benefit	—	(0.43)
Accrual for legal matters and U.S. class action professional fees	2.65	0.03
Charges associated with refinancing debt	0.11	—
Special charge[2]	0.27	0.28
Loss on disposal of aircraft	—	—
Adjusted Diluted EPS	$1.59	$1.55[3]	2.6%
	For the Twelve Months Ended
	December 31, 2015	December 31, 2014	Percent Change
Net Income Attributable to Common Stockholders	$7,286	$106,757	(93.2%)
After-tax impact from:
Noncash expenses and income, net[1]	4,137	(68)
ETI tax benefit	(4,008)	(34,755)
Gain on investments	(8,613)	—
Accrual for legal matters and U.S. class action professional fees	66,897	1,150
Charges associated with refinancing debt	47,049	—
Special charge[2]	11,462	10,930
Loss on disposal of aircraft	1,096	9,389
Adjusted Net Income Attributable to Common Stockholders	$125,306	$93,403	34.2%
Diluted EPS	$0.29	$4.25	(93.2%)
After-tax impact from:
Noncash expenses and income, net[1]	0.17	—
ETI tax benefit	(0.16)	(1.38)
Gain on investments	(0.34)	—
Accrual for legal matters and U.S. class action professional fees	2.67	0.05
Charges associated with refinancing debt	1.88	—
Special charge[2]	0.46	0.43
Loss on disposal of aircraft	0.04	0.37
Adjusted Diluted EPS	$5.01	$3.72	34.7%

[1]	Noncash expenses and income, net in 2015 primarily related to amortization of debt discount on convertible notes. Noncash expenses and income, net in 2014 primarily related to amortization and accretion of debt, lease and investment discounts.

[2]	Included in Special charge in 2015 were a loss on engines held for sale and costs related to the early termination of high-rate operating leases for two engines. Included in Special charge in 2014 were employee termination benefits, a loan reserve, professional fees and tax adjustments related to a consolidated subsidiary, and a loss on a 737-800 aircraft held for sale.

[3]	Items may not sum due to rounding.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	December 31, 2015	December 31, 2014

Net Cash Provided by Operating Activities	$107,038	$104,617
Less:
Capital expenditures	11,205	7,411
Capitalized interest	268	30

Free Cash Flow[1]	$95,565	$97,176

	For the Twelve Months Ended
	December 31, 2015	December 31, 2014
Net Cash Provided by Operating Activities	$372,887	$273,145
Less:
Capital expenditures	45,040	24,920
Capitalized interest	1,027	453

Free Cash Flow[1]	$326,820	$247,772

[1]	Free Cash Flow = Cash Flows from Operations minus Base Capital Expenditures and Capitalized Interest.

Base Capital Expenditures excludes purchases of aircraft.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
		—	March 31, 2015

Diluted EPS	$		1.17
After-tax impact from:
ETI tax benefit			(0.16)
Special charge			(0.02)
Loss on disposal of aircraft			0.04

Adjusted Diluted EPS	$		1.03

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Income (loss) before income taxes	$(69,445)	$38,924	$(17,220)	$89,549
Noncash expenses and income, net	1,818	120	4,480	(105)
Special charge[1]	9,783	5,547	17,388	15,114
Accrual for legal matters and U.S. class action professional fees	102,841	850	104,380	1,319
Gain on investments	—	—	(13,439)	—
Loss on early extinguishment of debt	2,999	—	69,728	—
Loss on disposal of aircraft	7	—	1,538	14,679
Adjusted pretax income	48,003	45,441	166,855	120,556
Interest expense, net[2]	21,975	21,474	81,081	87,809
Other non-operating expenses (income)	(494)	273	1,261	1,104
Adjusted operating income	69,484	67,188	249,197	209,469
Depreciation and amortization	31,987	32,392	128,740	120,793
EBITDA, as adjusted[3]	101,471	99,580	377,937	330,262
Aircraft rent	36,551	35,376	142,645	138,005
EBITDAR, as adjusted[4]	$138,022	$134,956	$520,582	$468,267

[1]	Included in Special charge in 2015 were a loss on engines held for sale and costs related to the early termination of high-rate operating leases for two engines. Included in Special charge in 2014 were employee termination benefits, a loan reserve, professional fees and tax adjustments related to a consolidated subsidiary, and a loss on a 737-800 aircraft held for sale.

[2]	Reflects impact of noncash expense and income related to convertible notes, debt and investments.

[3]	Adjusted EBITDA: Earnings before interest, taxes, depreciation, amortization, noncash expenses and income, net, special charge, accrual for legal matters and U.S. class action professional fees, gain on investments, loss on early extinguishment of debt, and loss (gain) on disposal of aircraft, as applicable.

[4]	Adjusted EBITDAR: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, noncash expenses and income, net, special charge, accrual for legal matters and U.S. class action professional fees, gain on investments, loss on early extinguishment of debt, and loss (gain) on disposal of aircraft, as applicable.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

	For the Three Months Ended				For the Twelve Months Ended
		December 31,		Increase/	December 31,		Increase/
		2015	2014	(Decrease)	2015	2014	(Decrease)
Block Hours
	ACMI	33,716	31,272	2,444	126,206	115,042	11,164
	Charter:
	Cargo	9,417	9,467	(50)	35,463	31,612	3,851
	Passenger	3,529	2,876	653	14,776	13,085	1,691
	Nonrevenue	475	555	(80)	1,615	1,351	264

	Total Block Hours	47,137	44,170	2,967	178,060	161,090	16,970

Revenue Per Block Hour
	ACMI	$6,410	$6,688	$(278)	$6,271	$6,764	$(493)
	Charter:
	Cargo	17,428	20,641	(3,213)	17,655	20,217	(2,562)
	Passenger	18,134	19,404	(1,270)	19,130	20,449	(1,319)
Average Utilization (block hours per day)
	ACMI[1]	9.3	10.1	(0.8)	9.3	9.6	(0.3)
	Charter:
	Cargo	11.4	11.8	(0.4)	10.1	9.1	1.0
	Passenger	8.2	6.9	1.3	8.6	7.8	0.8
	All Operating Aircraft[1,2]	9.6	10.2	(0.6)	9.5	9.4	0.1
Charter Fuel
	Average fuel cost per gallon	$1.89	$2.75	$(0.86)	$2.27	$3.07	$(0.80)
	Fuel gallons consumed (000s)	37,737	37,445	(292)	147,081	131,787	15,294
	1 ACMI and All Operating Aircraft averages in the fourth quarter and full-year 2015 reflect the impact of increases in the number of CMI aircraft and amount
	of CMI flying compared with the same periods of 2014.
	[2] Average of All Operating Aircraft excludes Dry Leasing aircraft, which do not contribute to block-hour volumes.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(Unaudited)

For the Three Months Ended			For the Twelve Months Ended

December 31,		Increase/	December 31,		Increase/
2015	2014	(Decrease)	2015	2014	(Decrease)

Segment Operating Fleet (average
aircraft equivalents during the
period)
ACMI[1]
747-8F Cargo	9.0	8.5	0.5	8.9	8.5	0.4
747-400 Cargo	14.2	13.0	1.2	12.6	12.0	0.6
747-400 Dreamlifter	2.8	2.9	(0.1)	3.0	3.1	(0.1)
767-300 Cargo	2.2	2.0	0.2	2.1	2.0	0.1
767-200 Cargo	9.0	5.0	4.0	8.3	5.0	3.3
747-400 Passenger	1.3	1.4	(0.1)	1.2	1.2	—
767-200 Passenger	1.0	1.0	—	1.0	1.0	—

Total	39.5	33.8	5.7	37.1	32.8	4.3
Charter
747-8F Cargo	0.6	0.4	0.2	0.2	0.5	(0.3)
747-400 Cargo	8.4	8.3	0.1	9.4	9.0	0.4
747-400 Passenger	1.7	1.5	0.2	1.8	1.7	0.1
767-300 Passenger	3.0	3.0	—	2.9	2.9	—

Total	13.7	13.2	0.5	14.3	14.1	0.2
Dry Leasing
777-200 Cargo	6.0	6.0	—	6.0	6.0	—
757-200 Cargo	1.0	1.0	—	1.0	1.0	—
737-300 Cargo	1.0	1.0	—	1.0	1.0	—
737-800 Passenger	1.0	2.0	(1.0)	1.2	2.0	(0.8)

Total	9.0	10.0	(1.0)	9.2	10.0	(0.8)

Total Operating Aircraft	62.2	57.0	5.2	60.6	56.9	3.7

Out of Service[2]	0.0	1.0	(1.0)	0.4	1.0	(0.6)

[1]	ACMI average fleet excludes spare aircraft provided by CMI customers.
[2]	Out-of-service aircraft were temporarily parked during the period and are completely unencumbered.